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                                                                 Exhibit (3)-(1)


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               THE LTV CORPORATION

         The LTV Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the Corporation is The LTV Corporation and the name under which the corporation was originally incorporated is Spring Valley Corporation.

The date of filing its original Certificate of Incorporation with the Secretary of State was November 20, 1958.

         2. This Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of this corporation as hereby and heretofore amended or supplemented.

         3. The text of the Certificate of Incorporation as hereby and heretofore amended or supplemented is hereby restated to read as herein set forth in full:

         FIRST.  The name of the Corporation is

                              THE LTV CORPORATION.

         SECOND. The name and address of its registered agent and office is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

         THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH. The Corporation is authorized to issue one hundred seventy million (170,000,000) shares of capital stock. One hundred fifty million (150,000,000) of the authorized shares shall be common stock, fifty cents ($0.50) par value each ("Common Stock"), and twenty million (20,000,000) of the authorized shares shall be preferred stock, one dollar ($1.00) par value each. Shares of preferred stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of such series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the laws of the State of Delaware. Each share of any series of


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preferred stock shall be identical with all other shares of such series, except as to the date from which accumulated preferred or preference dividends, if any, shall be cumulative.

         No stockholder of this Corporation shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying warrants or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion may fix; and the Board of Directors may issue shares of any class of this Corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

         FIFTH. Cumulative voting for the election of directors shall not be permitted.

           SIXTH. The following provisions are adopted for the management of the business and for the conduct of the affairs of the corporation, and for creating, defining, limiting and regulating the powers of the corporation, its directors and stockholders:

         (a) The business of the corporation shall be managed by its Board of Directors and the Board of Directors shall have power to exercise all the powers of the corporation, including (but without limiting the generality hereof) the power to create mortgages upon the whole or any part of the property of the corporation, real or personal, without any action of or by the stockholders except as otherwise provided by statute or by the By-Laws.

         (b) The number of directors which shall constitute the whole Board of Directors shall be such as is from time to time fixed solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, but in no case shall the number be less than three (3) or more than fifteen
(15).

         (c) The directors (other than any directors which may be elected by the class vote of any series of the preferred stock of the Corporation pursuant to the terms thereof, which directors shall be elected at the time and serve for the term specified in the resolutions providing for the issue of such series of preferred stock) shall be divided into three classes each consisting of one-third of such directors as nearly as may be.

         At the annual meeting of stockholders in 1994, one class of such directors shall be elected for a one-year term, one class for a two-year term and one class for a three-year term. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires in that year shall be elected for a three-year term. If the number of such directors is changed, any increase or decrease in such directors shall be apportioned among the classes so as to maintain the class as nearly equal in number as possible, and any additional director to any class shall hold office for a term which shall coincide with the term of such class. In no event shall a decrease in the number of directors shorten the term of any incumbent director. No



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person shall be eligible to be elected as a director if such person is 70 years old or older at the time of election.

         If and so long as the collective bargaining agreement between LTV Steel Company, Inc. and the United Steelworkers of America so provides, it shall be a qualification for one seat on the Board of Directors of the Corporation that the person elected to such seat shall have been nominated by the United Steelworkers of America, provided that any such nominee shall be reasonably satisfactory to the Corporation.

         A director shall hold office until the annual meeting for the year in which his term expires and his successor is elected and qualifies; subject, however, to the provisions of the following paragraph and to prior resignation, death or removal as provided in such paragraph or otherwise by law. Upon the resignation, death or removal of any director, the term of his successor shall be the same term as that of the director who has so resigned, died or been removed. At each election, the persons receiving the greatest number of votes shall be the directors. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected; provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series shall be filled in the manner provided in the constituent instrument establishing such class, classes or series.

         Unless otherwise agreed by a majority of the other directors, a director's term shall expire:

         (1) in the case of any director, (A) if, in the opinion of a majority of the other directors, such director has suffered from a serious disability or illness that has or will significantly interfere with his ability to perform his duties as director or (B) such director has attended fewer than 60% of the meetings of the Board of Directors over the previous twelve calendar month period;

         (2) in the case of any director who is an officer or employee of the Corporation or any of its subsidiaries, at the end of the second month following
(A) such director's retirement or resignation from his position as an officer or employee of the corporation and its subsidiaries or (B) such director being terminated from his position or otherwise demoted by the Corporation and its subsidiaries; and

         (3) in the case of any director other than those referred to in (2) above, at the end of the second month following a change in such director's occupation or position of employment if, in the opinion of a majority of the other directors, such change has significantly diminished his ability to contribute as a director.


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         (d) The Board of Directors shall have power to make, alter and repeal
By-Laws subject to such restrictions upon the exercise of such power as may be imposed by the stockholders in any By-Laws adopted by them from time to time.

         (e) The Board of Directors shall have power in its discretion to fix, determine, and vary from time to time the amount to be retained as surplus, and the amount or amounts to be set apart out of any of the funds of the corporation available for dividends, as working capital, or a reserve or reserves for any proper purpose, and to abolish any such reserve to the manner in which it was created.

         (f) The Board of Directors shall, except as otherwise provided by law, have power in its discretion from time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of the corporation, or any of them, other than the stock ledger shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the corporation, except as conferred by law or authorized by resolution of the directors or of the stockholders.

         (g) The Board of Directors shall have the power, by resolution adopted by the affirmative vote of a majority of the whole Board of Directors, to appoint one or more committees, including, but not limited to, an executive committee, each committee to consist of two or more of the directors of the Corporation. Any such committee or committees, to the extent provided in the resolution or in the By-Laws of the Corporation or in the laws of the State of Delaware and subject thereto, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation.

         (h) A special meeting of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board of Directors or by the President and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders holding not less than 25% of the outstanding Common Stock.

         (i) (1) When a quorum is present at any meeting the vote of the holders of a majority of the votes attributed to the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting unless the question is one upon which by express provision of the statutes or of this Certificate of Incorporation a different vote is required in which case such express provision shall govern and control the decision of such question.

         (2) In all elections of directors, each stockholder shall have the right to vote the number of votes attributed to the shares of the capital stock having voting power held by such stockholder, in person or by proxy, for as many persons as there are directors to be elected; in deciding all other questions at the meetings of stockholders, each stockholder shall be entitled to one vote per share, unless the constituent instrument establishing the class of capital stock held provides a different vote or votes for each share of such class in which event each stockholder holding shares of such class shall be entitled to such vote or votes, in person or by proxy, for



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each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

         SEVENTH. Meetings of stockholders may be held outside the State of Delaware if the By-Laws so provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Election of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

         EIGHTH. (a) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

         (b) (1) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and whether or not by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer or in any other capacity of or in another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article Eighth shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article Eighth shall be a contract right.

         (2) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

         (c) The Corporation shat have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent or in any other capacity of or in another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

         (d) The rights and authority conferred in this Article Eighth shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

         (e) Neither the amendment nor repeal of this Article Eighth, nor the adoption of any provision of this Certificate of Incorporation or the By-Laws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this Article Eighth in respect of any acts or omissions occurring prior to such


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amendment, repeal, adoption or modification. The rights and authority conferred in this Article Eighth shall continue as to a person who shall have ceased to be a director, officer, employee or agent of the Corporation or engaged in any other enterprise at the request of the corporation, shall inure to the benefit of the heirs, executors and administrators of such person and shall be available wish respect to claims which antedate the adoption of Article Eighth.

         NINTH. (a) Solely for the purpose of permitting the utilization of the net operating loss carryovers, capital loss carryovers and future deductions (the "Tax Benefits") to which the Corporation (or any other member of the consolidated group of which the corporation is common parent for federal income tax purposes) is or may be entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (collectively the "Code") and the regulations thereunder, the following restrictions shall apply until the Expiration Date, unless the Board of Directors has waived such restrictions in respect of all transfers in accordance with subparagraph (a)(v) or paragraph (g) below.

         (i) From and after June 28, 1993 no person other than the Corporation shall, except as provided in subparagraph (ii) below, transfer to any person any direct or indirect interest in any Stock, SARs or Warrants to the extent that such transfer, if effective, would cause the Ownership Interest Percentage of the transferee or any other person to increase to 4.5 percent or above, or from
4.5 percent or above to a greater Ownership Interest Percentage; provided, however, that if such Stock, SARs or Warrants would be beneficially owned by an Investment Company following such transfer, such transfer shall not be prohibited unless the person whose Ownership Interest Percentage would so increase is a beneficial owner of such Stock, SARs or Warrants following such transfer. Nothing in this Article Ninth shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, Inc. or any other national securities exchange in the Stock, Warrants or SARs. Any securities involved in any such transaction, and the Purported Acquiror (as defined below) thereof, shall remain subject to the provisions of this Article Ninth in respect of such transaction. Unless a transferor has actual knowledge that a transfer by it is prohibited by this subparagraph (a)(i), (A) such transferor shall have no liability whatsoever to the Corporation in respect of any losses or damages suffered by the Corporation as a result of such transfer and the Corporation shall have no cause of action or rights against the transferor in respect of such losses or damages, (B) such transferor shall have no liability whatsoever to any transferee in respect of any losses or damages suffered by such transferee by virtue of the operation of this Article Ninth and
(C) such transferee shall have no cause of action or rights against the transferor in respect of such losses or damages, including, without limitation, for breach of warranty of the transferor implied by applicable law as to the effectiveness and rightfulness of the transfer.

         (ii) Any transfer of Stock, Warrants or SARs that would otherwise be prohibited pursuant to the preceding subparagraph shall nonetheless be permitted if (A) prior to such transfer being consummated (or, in the case of an involuntary transfer, as soon as practicable after the transaction is consummated), the Board of Directors approves the transfer (such approval may relate to a transfer or series of identified transfers), (B) such transfer is pursuant to any transaction, including, but not limited to, a merger or consolidation, in which all holders of Common Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such Common Stock, and upon the consummation of which the acquiror



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will own at least a majority of the outstanding shares of Common Stock or (C)
such transfer is to an underwriter for distribution in a public offering; provided, however, that transfers by such underwriter to purchasers in such offering remain subject to this Article Ninth.

         (iii) The Board of Directors shall approve a transfer (such approval may relate to a transfer or series of identified transfers) pursuant to subparagraph (ii)(A) above unless the Board of Directors concludes (x) that there is a reasonable likelihood that such transfer will create or increase a material risk that limitations pursuant to Section 382 of the Code will be imposed on the utilization of the Tax Benefits, either at the time of the transfer or a reasonable time thereafter, and (y) that the benefits of such transaction to the shareholders of the Corporation as a whole are not sufficient to permit the transfer in the light of the risk or increase in risk caused thereby. In determining whether to approve a proposed transfer, the Board of Directors may take into account: the opinion of legal counsel selected by the Board of Directors ("Corporate Legal Counsel") addressing the relevant legal considerations (such opinion shall take into account any private rulings obtained by the Corporation from the Internal Revenue Service and shall take a reasonable position with respect to the application and interpretation of
Section 382 of the Code and the regulations, including final, temporary and proposed, thereunder (the "Regulations")); any information and opinions of legal counsel provided by the person or persons requesting that the transfer be permitted (the "proponent"); the ownership shifts that have previously taken place; the size of the ownership shift that would result from the proposed transaction; the effect of any reasonably foreseeable transactions by the Corporation or any other person (including any transfer of Stock, SARs or Warrants that the Corporation has no power to prevent, without regard to any knowledge on the part of the Corporation as to the likelihood of such transfer); the potential effect of any reasonably foreseeable value shifts among the various classes or series of Stock (such value shifts to be calculated using reasonable valuation methods and assumptions); the possible effects of an ownership change within the meaning of Section 382 of the Code; and any other factor deemed relevant by the Board of Directors to the preservation of the Tax Benefits. The Corporation shall provide to the Proponent all material publicly available information provided by the Corporation to Corporate Legal Counsel for purposes of such counsel rendering the opinion referred to in the preceding sentence; such information to be provided to the Proponent promptly after it is provided to Corporate Legal Counsel. Notwithstanding anything in this subparagraph (iii) to the contrary, the Board of Directors shall approve a proposed transfer of Stock, SARs or Warrants presented for its review pursuant to subparagraph (ii)(A) above if it determines that, prior to giving effect to the proposed transfer, either (A) each of the proposed transferor and the proposed transferee is a "5-percent shareholder" or "first tier entity" with respect to the Corporation within the meaning of Section 382 of the Code and the Regulations, (B) the proposed transferor is a "5-percent shareholder" or "first tier entity" with respect to the Corporation within the meaning of Section 382 of the Code and the Regulations and each of (x) the proposed transferee and (y) any other person or public group (as defined in Section 382 of the Code and the Regulations to whom ownership of any Stock held by the proposed transferee (including shares received upon a subsequent exercise of any Warrants or SARs) would be attributable for purposes of Section 382 of the Code, has an Ownership Interest Percentage of zero (disregarding for this purpose any Ownership Interest Percentage resulting from the attribution to such person or public group, prior to such transfer, of ownership of any portion of the Stock, SARs or Warrants proposed to be transferred) or would not have an increase in Ownership Interest Percentage as a result of the proposed transfer or (C) the proposed transfer is to a wholly owned subsidiary of the transferor or to a trust all of the beneficial interests in which are owned by the transferor. If requested by the Board of Directors, the Proponent shall deliver to the Board of Directors all information relating to the proposed transfer and the parties thereto and their respective affiliates that is reasonably available to such parties and their respective affiliates and that the Board of Directors deems reasonably necessary to make the determinations described in the first sentence of this subparagraph (a)(iii) with respect to the proposed transfer (the "Required Information"). The Board of Directors shall determine whether or not to approve a proposed transfer within 60 days of the date it receives a request for approval, provide, however, that the foregoing time limit shall not apply if the Board of Directors requests the Proponent to provide the Required Information and the Proponent does not provide such information to the Board of Directors within 15 days of receipt of the Board of Directors' request. If the Proponent does not provide the Required Information within 15 days of receipt of the Board of Directors' request, the Board of Directors shall determine whether or not to approve the proposed transfer within 45 days of the date it receives the Required Information. Upon determining whether or not to approve a proposed transfer, the Board of Directors shall cause the Corporation promptly to notify the Proponent. If the Board of Directors determines not to approve a proposed transfer, the Corporation will provide to the Proponent all material publicly available information, or summaries thereof, considered by the Board of Directors in making its determination to the extent such information has not previously been provided to the Proponent. The Board of Directors may establish a committee to determine whether to approve a proposed transfer or for any other purpose relating to this Article Ninth except for purposes of making any determination required or permitted by paragraph (a)(v) or (g). The Proponent shall, as a condition to the Corporation's consideration of a request to approve a proposed transfer, reimburse or agree to reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to such proposed transfer ("Transfer Costs"), including, without limitation, the Corporation's costs and expenses incurred in determining whether to authorize such proposed transfer, provided that the Proponent shall not be required to so reimburse or agree to reimburse the Corporation if (x) during the one-year period prior to the date the request is submitted to the Corporation, no Related Party Request was submitted to the Corporation or (y) the Proponent of each Related Party Request so submitted during that period reimbursed or agreed to reimburse the Corporation for the Transfer Costs associated with such Related Party Request.

         (iv)  For purposes of this Article Ninth:

         (A) "Stock" shall mean any class or series of stock of the Corporation (other than stock described in Section 1504(a)(4) of the Code or any successor statute, or stock that is not so described solely because it is entitled to vote as a result of dividend arrearages) and any other instrument that is treated as stock of the Corporation for purposes of Section 382 of the Code;

         (B) "SARs" shall mean any Stock Appreciation Rights issued pursuant to a certain agreement between the Corporation and the Pension Benefit Guaranty Corporation dated as of June 28, 1993;

         (C) "Warrants" shall mean any options, warrants, rights, convertible debt securities or other securities issued by the Corporation and exercisable for or convertible into Stock (including without limitation the Series A Warrants to purchase Common Stock);

         (D) "Investment Company" shall mean an investment company registered under the investment Company Act of 1940;

         (E) "beneficial ownership" shall have the meaning set forth in Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended (the "1934 Act");

         (F) "person" refers to any governmental entity or agency, and any individual, corporation, estate, trust, association, company, partnership, joint venture, or similar organization, and shall include any group comprised of any such person and any other person or persons with whom such person or any affiliate or associate of such person has any formal or informal agreement, arrangement or understanding for the purpose of directly or indirectly acquiring Stock or rights, options, warrants or convertible securities with respect thereto (including but not limited to Warrants and SARs); provided, however, that a public group (as defined in the Temporary Treasury Regulations in effect on June 28, 1993 under Section 382 of the Code) shall not be treated as a person solely by reason of its status as a public group;

         (G) a person's "Ownership Interest Percentage" shall be the ownership interest percentage with respect to the Corporation that would be ascribed to such person for purposes of Section 382 of the Code, assuming for this purpose that any SARs owned by such person or any affiliate or associate of such person (but not those owned by any other person) are "stock" for purposes of Section 382 and that any other warrant, option or right to acquire, or security convertible into, Stock (including but not limited to Warrants) owned by such person or any affiliate or associate of such person (but not those owned by any other person) were exercised and not applying for this purpose any rule that would treat an entity as no longer owning Stock that is attributed to its owners;

         (H) "transfer" refers to any means of conveying record, beneficial or tax ownership (applying, in the case of tax ownership, applicable attribution rules for purposes of Section 382 of the Code) of Stock, Warrants or SARs, whether such means is direct or indirect, voluntary or involuntary, and "transferee" means any person to whom any such security is transferred;

         (I) "affiliate" and "associate" shall have the meanings set forth in Rule 12b-2, under the 1934 Act;

         (J)  "Expiration Date" shall mean December 31, 2008; and

         (K) "Related Party Request" shall mean, with respect to any other request, a request to approve a proposed transfer in which the proposed transferor or the proposed transferee is, with respect to such other request, a proposed transferor, a proposed transferee or an affiliate of either.

         (v) The restriction on the transfer of securities set forth herein shall expire on the Expiration Date; provided, however, that the Board of Directors shall determine during the year

1996 whether to waive such restriction with respect to all future transfers of securities, such waiver to become effective December 31, 1996. The Board of Directors shall determine whether to so waive the provisions of this Article Ninth, and shall waive such provisions unless it determines (A) that there is a reasonable likelihood that such waiver will create or increase a material risk that limitations pursuant to Section 382 of the Code will be imposed on the utilization of the Tax Benefits, either at the time of waiver or a reasonable time thereafter, and (B) that the benefits to the shareholders of the Corporation as a whole of so waiving the provisions hereof are not sufficient to permit such waiver in the light of the likely detriment to the shareholders as a whole of the limitations referred to in (A). In making the determination referred to in the preceding sentence, the Board of Directors may take into account: an opinion of counsel selected by the Board of Directors addressing the relevant legal considerations, the current ownership pattern with respect to the Corporation's securities, the ownership shifts that have previously taken place, the effect of any reasonably foreseeable transactions by the Corporation or any other person, the potential effect of any reasonably foreseeable value shifts among the various classes or series of Stock, the possible effects of any ownership change within the meaning of Section 382 of the Code and any other factor deemed relevant by the Board of Directors. If the Board of Directors does not effect such a waiver in 1996, it shall, during the year 1999, determine whether to effect such a waiver (which waiver, if approved by the Board of Directors, shall be effective as of December 31, 1999) in accordance with the foregoing provisions, and if the Board or Directors does not effect a waiver in 1999, it shall consider a waiver in 2002 and again, if necessary, in 2005, such waiver to become effective, if approved, on December 31, 2002 or December 31, 2005, as the case may be. Upon determining whether or not to waive the provisions hereof, the Board of Directors shall promptly notify the Secretary of the Corporation. If in any given year the Board of Directors determines (x) to effect such a waiver, the Secretary shall mail notice of the Board of Directors' determination to all stockholders of the Corporation within ten days after the date of such determination or (y) not to effect such a waiver, the Corporation shall report such determination as soon as practicable in a periodic report on Form 10-K or 10-Q filed pursuant to the 1934 Act.

         (b) Unless the transfer is permitted as provided in subparagraph
(a)(ii) of this Article Ninth, any attempted transfer of Stock, Warrants or SARs in excess of the Stock, Warrants or SARs that could be transferred to the transferee without restriction under subparagraph (a)(i) of this Article Ninth shall not be effective to transfer ownership of such excess Stock, Warrants or SARs (the "Prohibited Shares" or "Prohibited Warrants" or "Prohibited SARs," as the case may be, and each, a "Prohibited Security") to the purported acquiror thereof (the "Purported Acquiror"), who shall not be entitled to any rights as a shareholder of the Corporation with respect to such Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto) or to any rights with respect to such Prohibited Warrants or Prohibited SARs, as the case may be.

         (i) Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of purported ownership of Prohibited Securities within the Purported Acquiror's possession or control, along with any dividends or other distributions paid by the Corporation with respect to any Prohibited Shares that were received by the Purported Acquiror (the "Prohibited Distributions"), to such person as the Corporation shall designate to act as transfer agent for such Prohibited Securities (the "Agent"). If the Purported Acquiror has sold any Prohibited Securities to an unrelated party in an arm's-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold such Prohibited Securities for the Agent, and in lieu of transferring such Prohibited Shares (and Prohibited Distributions with respect thereto) or Prohibited Warrants or Prohibited SARs to the Agent shall transfer to the Agent any such Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds") except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of such Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to subparagraph (b)(ii) below if such Prohibited Securities had been sold by the Agent rather than by the Purported Acquiror. If shares of Stock are issued upon the purported exercise of Prohibited Warrants or upon the maturity of any Prohibited SARs, such shares shall be Prohibited Shares. Any purported transfer of Prohibited Securities by the Purported Acquiror other than a transfer described in one of the first two sentences of this subparagraph (b)(i) shall not be effective to transfer any ownership of such Prohibited Securities.

         (ii) The Agent shall sell in one or more arm's-length transactions (through the New York Stock Exchange, if possible) any Prohibited Securities transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sales Proceeds"), or the Resale Proceeds, if applicable, shall be used to pay the expenses of the Agent in connection with its duties under this paragraph (b) with respect to such Prohibited Securities, and any excess shall be allocated to the Purported Acquiror up to the following amount: (x) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for such Prohibited Securities, and (y) where the purported transfer of Prohibited Securities to the Purported Acquiror was by gift, inheritance, or any similar purported transfer, the fair market value (as determined in good faith by the Board or Directors) of such Prohibited Securities at the time of such purported transfer. Subject to the succeeding provisions of this subparagraph, any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be transferred to an entity described in Section 501(c)(3) of the Code and selected by the Board of Directors or its designee. In no event shall any such amounts described in the preceding sentence inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent in connection with its duties under this paragraph (b) with respect to the related Prohibited Securities. Notwithstanding anything in this Article Ninth to the contrary, the Corporation shall at all times be entitled to make application to any court of equitable jurisdiction within the State of Delaware for an adjudication of the respective rights and interests of any person in and to any Sale Proceeds, Resale Proceeds and Prohibited Distributions pursuant to this Article Ninth and applicable law and for leave to pay such amounts into such court.

         (c) Within thirty (30) business days of learning of a purported transfer of Prohibited Securities to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Securities, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror the Corporation may institute legal proceedings to compel such transfer; provided, however, that nothing in this paragraph (c) shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and provided further that failure of the Corporation to act within the time periods set out in this paragraph (c) shall not constitute a waiver of any right of the Corporation to compel any transfer required by subparagraph (b)(i) of this Article Ninth.

         (d) Upon a determination by the Corporation that there has been or is threatened a purported transfer of Prohibited Securities to a Purported Acquiror, the Corporation may take such action in addition to any action permitted by the preceding paragraph as it deems advisable to give effect to the provisions of this Article Ninth, including, without limitation, refusing to give effect on the books of this Corporation to such purported transfer or instituting proceedings to enjoin such purported transfer.

         (e) The Corporation may require as a condition to the registration of the transfer of any shares of its Stock, Warrants or SARs that the proposed transferee furnish to the Corporation all information reasonably requested by the Corporation and reasonably available to the proposed transferee and its affiliates with respect to the direct or indirect ownership interests of the proposed transferee (and of persons to whom ownership interests of the proposed transferee would be attributed for purposes of Section 382 of the Code) in Stock, Warrants or SARs or other options or rights to acquire Stock.

         (f) All certificates evidencing ownership of shares of Stock, Warrants or SARs that are subject to the restrictions on transfer contained in this Article Ninth shall bear a conspicuous legend referencing the restrictions set forth in this Article Ninth.

         (g) The Board of Directors may, at any time, waive this Article Ninth in respect of one or more classes of transfers or in respect of all transfers, provided that the Board of Directors may so waive this Article Ninth pursuant to this paragraph (g) only if it determines, in writing (A) based upon an opinion of counsel selected by the Board of Directors addressing the relevant legal considerations, that there is no reasonable likelihood that such waiver will create or increase a material risk that limitations pursuant to Section 382 of the Code will be imposed on the utilization of the Tax Benefits, either at the time of waiver or a reasonable time thereafter, or (B) that the benefits to the shareholders of the Corporation as a whole of so waiving the provisions hereof are sufficient to permit such waiver notwithstanding the likely detriment to the shareholders as a whole of the limitations referred to in (A). Any such determination to waive this Article Ninth in respect of all transfers shall be filed with the Secretary of the Corporation and mailed by the Secretary to all stockholders of this Corporation within ten days after the date of such determination.

         (h) The Corporation and the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, or the chief accounting officer of the Corporation or of the Corporation's legal counsel, independent auditors, transfer agent, investment bankers, and other employees and agents in making the determinations and findings contemplated by this Article Ninth to the fullest extent permitted by law. Any determination by the Board of Directors pursuant to this Article Ninth shall be conclusive.

         (i) if any provision of this Article Ninth or any application of such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Article Ninth and this Article Tenth may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in Article Ninth or this Article Tenth, unless such action is approved by the affirmative vote of the holders or not less than 66-2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, provided that such 66-2/3% approval requirement shall not apply to any amendment to Article Ninth that extends the Expiration Date or reduces the Ownership Interest Percentage figures specified in the first sentence of subparagraph (a)(i) of such Article.

         4. This Restated Certificate of Incorporation shall be effective as of April 29, 1994.

The LTV Corporation hereby further certifies that this Restated Certificate of Incorporation is made and filed by The LTV Corporation pursuant to the Second Modified Joint Plan of Reorganization filed by The LTV Corporation and certain affiliated debtors in proceedings under Chapter 11 of the Federal Bankruptcy Code 11 U.S.C. Section 101 et seq., confirmed by the United States Bankruptcy Court for the Southern District of New York, in accordance with the provisions of Section 303 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, The LTV Corporation has caused this certificate to be signed by David H. Hoag, its Chairman of the Board of Directors, and attested by Hal C. Hedrick, Jr., its Assistant Secretary, and has caused its corporate seal to be hereunto affixed, this 29th day of April 1994.

                                    THE LTV CORPORATION


                                    By:   /s/ David H. Hoag
                                        --------------------------------------
                                         David H. Hoag
                                         Chairman of the Board of Directors
Attest:

/s/ Hal C. Hedrick, Jr.
-----------------------
Hal C. Hedrick, Jr.
Assistant Secretary

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION

         THE LTV CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST: That at a meeting of the Board of Directors of THE LTV CORPORATION a resolution was duly adopted proposing as advisable an amendment to the Restated Certificate of Incorporation of said corporation which would eliminate Article Eleventh thereof in its entirety and calling a meeting of the stockholders of said corporation for consideration thereof.

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the following resolution:

         RESOLVED, that the elimination of Article Eleventh of the Company's Restated Certificate of Incorporation be, and hereby is approved.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said THE LTV CORPORATION has caused this certificate to be signed by D.H. Hoag, its Chairman of the Board and Chief Executive Officer, and attested by Hal C. Hedrick, Jr., its Assistant Secretary, as of this 29th day of April 1994.

                                      THE LTV CORPORATION

                                      By:   /s/ David H. Hoag
                                          --------------------------------------
                                           David H. Hoag
                                           Chairman of the Board of Directors
Attest:

/s/ Hal C. Hedrick, Jr.
-----------------------
Hal C. Hedrick, Jr.
Assistant Secretary